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                                                                  Exhibit 12.1


                       SARA LEE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN MILLIONS EXCEPT RATIOS)


                                                      Year Ended
                                            --------------------------------
                                              June 27,           June 28,
                                              1998(1)              1997
                                            -------------      -------------
Fixed charges:

   Interest expense                          $        224       $        202

   Interest portion of rental expense                  64                 66
                                            -------------      -------------
   Total fixed charges before
     capitalized interest                             288                268

   Capitalized interest                                10                 12
                                            -------------      -------------
     Total fixed charges                    $         298       $        280
                                            =============      =============

Earnings available for fixed charges:

   (Loss) income before income taxes         $       (443)      $      1,484

   Less undistributed income in
     minority owned companies                          (6)                (7)

   Add minority interest in majority-
     owned subsidiaries                                25                 30

   Add amortization of capitalized interest            25                 23

   Add fixed charges before capitalized
     interest                                         288                268
                                            -------------      -------------
     Total (losses) earnings available for
       fixed charges                        $        (111)     $       1,798
                                            =============      =============

Ratio of (losses) earnings to fixed charges          (0.4)               6.4
                                            =============      =============

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(1) During the second quarter of fiscal 1998, the Corporation recorded a pretax charge of $2,040 million in connection with various restructuring actions.